Exhibit 5.1

Opinion of Andrew J. Graf

November 21, 2007

Viewpoint Corporation
498 Seventh Avenue, Suite 1810
New York, New York 10018

Ladies and Gentlemen:

     I have acted as your counsel in connection with the filing of the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 21, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares of your common stock, par value $0.001 per share (the “Shares”), of which (i) 5,028,571 shares (the “Warrant Shares”) are issuable by you upon exercise of the common stock purchase warrants (the “Warrants”) and (ii) 15,714,285 shares (the “Private Placement Shares”) are outstanding, to be offered and sold from time to time by the selling stockholders identified in the Registration Statement.

          I have examined such documents as I have considered necessary and appropriate for the purposes of the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon representations and warranties made in or pursuant to the relevant documents and certificates of officers of the Company and governmental officials.

          In rendering the opinions expressed below, I have assumed (except as to the Company), with respect to all of the documents relevant hereto, that (i) such documents (x) have been duly authorized by, (y) have been duly executed and delivered by, and (z) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents; (ii) all signatories to such documents have been duly authorized; (iii) all of the parties to such documents are duly organized and validly existing; and (iv) all of the parties have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that (i) the Private Placement Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares issuable upon exercise of the Warrants, upon issuance, delivery and payment therefore in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the General Corporation Law of the State of Delaware (including any statutory provisions and all applicable provisions of the Delaware Constitution and any reported judicial decisions interpreting these laws), and I do not express any opinion as to the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to my name therein, without thereby admitting that I am an “expert” under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement and any Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Andrew J. Graf

Andrew J. Graf